L-P

Louisiana-Pacific Corporation

111 S.W. Fifth Avenue
Portland, Oregon  97204
503/221-0800
FAX:  503/796-0204

August 14, 1997


Mr. Gary Wilkerson
9021 Forest Meadow
Memphis TN 38125

Dear Gary:

I am pleased to offer you the position of Vice President and General Counsel at Louisiana-Pacific. This offer is extended on the assurance that you are not entered into any employment contracts which may prevent you from working at Louisiana-Pacific and that you are eligible to work in the United States as regulated by Federal Immigration Laws.

In this position you will work in the Portland Oregon office and report directly to me. Your start date will be September 15, 1997. This position will include the following compensation package:

     A.  An annual base salary of $275,000 paid semi-monthly.

     B. A first year bonus target equal to 50% of your annual base salary with total earnings based on mutually established performance criteria. The 1997 bonus will be prorated for the balance of the time in this position.

     C. A stock option award of 20,000 shares that will vest over three years, (6,667 each on 9/1/98, 9/1/99 and 6,666 on 9/1/2000) with a life of ten years. These stock options are subject to board approval.

     D. A signing bonus of $75,000 to be paid within 30 days of your start date.

     E. A severance package that in the event of a change of control during your first year of employment, you will be eligible to receive 24 months salary plus bonus.

     F.  Four weeks of vacation annually.

Mr. Gary Wilkerson
August 14, 1997
Page 2

As a salaried employee of Louisiana-Pacific, you will be eligible to participate in all salaried employee benefit programs: Health Care Coverage, Life and Accidental Death & Dismemberment Insurance, Long Term Disability coverage, Personal Accident Insurance, Employee Stock Ownership Trust, and Employee Stock Purchase Plans. A summary providing a brief description of these is enclosed.

To assist your move to the Portland area you may participate in the Employee Relocation Program. This will include two house hunting trips for you and your family, packing and transportation of all household goods, and up to three months temporary living allowance. In addition during the three months you are in temporary living Louisiana-Pacific will pay your travel expenses for two visits each month to visit your home in Memphis.

If you decide to accept this position and have questions regarding any of the L-P benefits, Please call Dennis Christen in the Portland office at (503) 221-0800.

I hope you will find this offer acceptable as we look forward to having you as a key member of the Louisiana-Pacific Senior Management Team.

Sincerely,


/s/ Mark Suwyn                                     Accepted:  /s/ Gary Wilkerson
Chairman and CEO,
Louisiana-Pacific

cc:  Mike Tull
     Bryan Miller
     Dennis Christen